                                                               EXHIBIT 4.8




                               As of July 16, 1998

VIA FEDERAL EXPRESS AND TELECOPIER

Mr. Drew S. Levin
Team Communications Group, Inc.
12300 Wilshire Boulevard, Suite 400
Los Angeles, California 90025

         RE:      Drew S. Levin and Team Communication Group. Inc.
                  - Indebtedness Owing Joe Cayre

Dear Mr. Levin:

         Reference is made to the obligations of Drew S. Levin ("Levin") and Team Communications Group, Inc. (the "Company"), formerly known as DSL Entertainment, Inc., pursuant to the terms and conditions of those certain (i) Promissory Notes (together, the "Notes"), dated April 25, 1995 and August 10, 1995, made by the Company in favor of the undersigned, Joseph J. Cayre ("Cayre" and, together with Levin and the Company, the "Parties"), in the amounts of $500,000 and $250,000, respectively; (ii) Guaranty Agreements, dated as of April 25, 1995 and August 10, 1995 (together, the "Guarantees"); (iii) the Amended and Restated Security and Pledge Agreement, dated as of August 10, 1995 (the "Security and Pledge Agreement"); and (iv) the Amended and Restated Assignment Agreement, dated as of August 10, 1995 (the "Assignment Agreement"), each such agreement by and between Levin and Cayre; the terms and conditions of the Amended and Restated Deed of Trust, dated as of August 10, 1995 by and among Levin, his wife Laurie Levin and Cayre (the "Deed"). The Notes, the Guarantees, the Security and Pledge Agreement, the Assignment Agreement, and the Deed are collectively referred to herein as the "Loan Documents." Levin and the Company have requested that Cayre extend the maturity dates of the aforementioned obligations in connection with a proposed underwritten initial public offering of shares of common stock of the Company. This letter is intended to clarify the current status of the aforementioned obligations and to modify and amend the Loan Documents as forth set forth below.

SECTION A.        THE PARTIES AGREE AND CONFIRM THAT THE CURRENT STATUS OF
                  (I) THE COMPANY'S INDEBTEDNESS TO CAYRE UNDER THE NOTES,
                  (II) LEVIN'S DEBT TO CAYRE UNDER THE ASSIGNMENT AGREEMENT AND
                  (III) EACH OF CAYRE'S AND LEVIN'S STOCKHOLDINGS IN THE COMPANY
                  IS AS FOLLOWS:




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         A.1.     Under the Notes, the Company currently owes Cayre an
                  outstanding aggregate principal amount of $740,000 plus accrued interest (which interest amount, as of June 30, 1998, is agreed to be $59, 753.64). The outstanding aggregate principal amount and accrued interest (calculated to the date of repayment in full) under the Notes shall hereinafter be referred to as the "Indebtedness." The Notes are currently due and payable in full.

         A.2. Under the Assignment Agreement, Levin, as an individual, currently owes Cayre an outstanding principal amount of $672,578.13 plus accrued interest (which was $226,619.98 as of June 30, 1998). The outstanding aggregate principal amount and accrued interest (calculated to the date of repayment in full) under the Assignment Agreement shall hereinafter be referred to as the "TPEG Reduction Amount." The TPEG reduction amount shall be capped at $950,000 if and only if the payments required by Section B hereof are made in full in a timely manner.

         A.3. The number of shares of Common Stock which have been issued by the Company, including shares issued to each of Mr. Levin and Mr. Cayre, are set forth on Schedule 1 attached hereto. The shares of common stock owned by Mr. Levin, as set forth on
                  Schedule 1, are referred to herein as the "Levin Shares"; the shares of common stock owned by Mr. Cayre, as set forth on
                  Schedule 1, are referred to as the "Cayre Shares."

         A.4. Pursuant to the Guarantees, the Security and Pledge Agreement and the Deed, Levin has collateralized the obligations under his guarantee of the Notes and under the Assignment Agreement with the Levin Shares and with his house.

SECTION B.        IF THE COMPANY CONSUMMATES AN UNDERWRITTEN INITIAL PUBLIC
                  OFFERING (THE "IPO") ON OR BEFORE JULY 30, 1998:

         B.1. At the closing of the IP0, the Company will concurrently therewith

                       (a) repay to Cayre the principal and all accrued interest due under the $250,000 Note,

                       (b) thirteen (13) months from the closing date of the IPO, the Company will repay to Cayre the principal and all accrued interest due under the $500,000 Note.

         B.2. As set forth on Schedule 2, immediately after the IP0, Cayre will own 214,874 shares of the Company's common stock and will have an immediately exercisable option to purchase an additional 48,743 shares at an exercise price of $.43 per share PROVIDED; HOWEVER, that shares of common stock of the Company beneficially owned

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                  by Levin at the time shall not exceed 606,421 shares plus
                  options for 85,000 shares which will not begin to vest until
                  1998).

         B.3. The Company will cause the underwriters to use their best efforts to cause at least 30,000 of Cayre's shares in the Company to be sold in the "Green Shoe." The net proceeds of the sale of such shares shall be applied against the then outstanding balance of the TPEG Reduction Amount.

         B.4.          (a)    The Company will effect the registration (the
                       "Registration") under the Securities Act of 1933, as amended (the "Securities Act"), of those shares of the Company held by Cayre (including shares issuable on exercise of the Warrants held by Cayre ("Warrant Shares") which are not sold in the Green Shoe (the "Registrable Securities") and cause a registration statement covering the Registrable Securities to become effective as soon as possible as permitted by the underwriters, but in no event later than 18 months after the effectiveness of the IPO, and will cause such registration statement to remain effective for a period of at least 24 months. The Registration shall be effected for sale on a continuous basis pursuant to Rule 415 under the Securities Act. Notwithstanding anything to the contrary contained in this Section B.4 (a), Cayre agrees not to effect any public sale or distribution of the Registrable Securities for a period not to exceed 18 months (12 months in the case of Warrant Shares) from the effectiveness of the IP0 (the "Holdback Period"), if and to the extent requested in writing by the managing underwriter or underwriters of the IP0; PROVIDED, HOWEVER, that in no event shall Cayre's Holdback Period exceed the --------- ------- length of any holdback period applicable to any other stockholder of the Company. Levin may not sell any of his shares in the Company prior to the sale by Cayre of at least 60,000 of his shares of the Company's common stock (including any shares sold in the Green Shoe). Notwithstanding anything to the contrary in this Section B.4(a), Levin may not sell more than 40,000 of his shares of the Company's common stock until Cayre has sold all of the Registrable Securities. Proceeds received by Levin for sales in violation of this Agreement shall be promptly remitted to Cayre and shall not reduce, or be credited against, the indebtedness under the Notes, the Guarantees or the TPEG Reduction Amount.

                       (b) The net proceeds of the sale of any Registrable Securities shall be applied against the then outstanding balance of the TPEG Reduction Amount. If and only if the Registrable Securities are available for public sale (i.e., they are registered under the Securities Act or may be sold (pursuant to the written opinion of counsel to the Company who is experienced in securities law matters and is reasonably acceptable to Cayre) pursuant to an exemption under Rule 144 of the Securities Act), the Holdback Period has terminated and no stop order has been effected), and if Cayre elects to hold the

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                       Registrable Securities for a period of 90 days or longer
                       after the Registrable Securities become and remain available for public sale then the TPEG Reduction Amount will be deemed reduced by an amount equal to (x) the average, less 10%, of the last sale price per share on the public market of the Company's common stock for the 10 trading days preceding the last day of such 90 day period, multiplied by (y) the number of Registrable Securities held by Cayre at such time.



         B.5. The net proceeds of the sale of any of Cayre's shares of stock of The Producers Entertainment Group, Ltd. (the "TPEG Shares") shall be applied against the then outstanding balance of the TPEG Reduction Amount. If and only if the TPEG Shares are available for public sale (i.e., they are registered under the Securities Act and no stop order has been effected), and if Cayre elects to hold the TPEG Shares for a period of 90 days or longer after the TPEG Shares become and remain available for public sale, then the TPEG Reduction Amount will be deemed reduced by an amount equal to (x) the average, less 10%, of the last sale price per share on the public market of the Company's common stock for the ten trading days preceding the last day of such 90 day period, multiplied by (y) the number of TPEG Shares held by Cayre at such time.

         B.6. The Guarantees shall remain in effect and Cayre will continue to hold the Deed of Trust on Levin's house until the TPEG Reduction Amount (as may be reduced pursuant to Section B5) and all indebtedness under the Notes are repaid in full.

         B.7. Immediately prior to the effectiveness of the IP0, and as a condition to any delay in the maturity of the Notes, the Company, Levin and Cayre will enter into a security agreement, an escrow agreement, a registration rights agreement and all such other agreements, and the Company and Levin shall provide to Cayre all such documents, as Cayre shall deem to be necessary to protect and enforce his rights under this Letter Agreement, which agreements shall be in form satisfactory to Cayre. Cayre will receive opinions of counsel to the Company and Levin, each in form satisfactory to Cayre, as to the enforceability of the agreements described in this Section B.7 and the status of the. indebtedness under the Notes pursuant to the last sentence of Section B.1.

         B.8. The terms of any amendments to any of the Loan Documents entered into by the Parties after August 10, 1995 shall terminate and become unenforceable.

SECTION C.        IF THE COMPANY DOES NOT CONSUMMATE AN IPO ON OR BEFORE
                  SEPTEMBER 30, 1998, OR, CAYRE HAS NOT OTHERWISE BEEN REPAID
                  THE AMOUNTS OWED TO CAYRE AS SET FORTH ABOVE BY THAT DATE:



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         C.1.     Shareholdings will remain as in Schedule 1. Cayre shall be entitled to retain all of the Levin Shares in the Company as collateral until all indebtedness under the Notes and the TPEG Reduction Amount are repaid in full.

         C.2. Cayre will continue to hold the Deed of Trust on Levin's house until all indebtedness under the Notes and the TPEG Reduction Amount are repaid in full.

         C.3. All indebtedness under the Notes and the TPEG Reduction Amount will be immediately due and owing.

         C.4.     The terms of (i) Sections B and D of this Letter Agreement,
                  (ii) any amendments to any of the Loan Documents entered into by the parties hereto after August 10, 1995 and (iii) any other agreements entered into after August 10, 1995 by the parties hereto relating to, and in connection with, the subject matter of this Letter Agreement shall terminate and become unenforceable as of September 30, 1998; provided however that sections A and C hereof shall remain in full force and effect.

         C.5. Notwithstanding anything to the contrary contained in this Agreement, the 249,488 shares of the Company's Common Stock that Cayre transferred to Levin, as set forth in Footnote 3 of
                  Schedule 2 attached hereto, shall be immediately transferred back to Cayre for consideration from Cayre of One Dollar ($1.00). Upon the transfer of such shares back to Cayre, Cayre will own 464,362 shares of the Company's Common Stock and will have an immediately exercisable option to purchase an additional 48,743 shares of the Company's Common Stock at an exercise price of $.43 per share.

SECTION D.        ADDITIONAL PROVISIONS:

         D.1. Levin shall have an option, exercisable through December 31, 1998, to acquire 140,000 shares of Common Stock held by Cayre provided that he repays to Cayre (the "Option Price") the sum of $559,000 (or such greater number as is determined by adding $559,000 to the difference between $210,000 and the amount obtained by multiplying the number of shares, if any, Cayre is permitted to sell in the "Green Shoe" times the sales price. By way of example only, if Cayre sells 25,000 shares at $7.00, the Option Price would be $594,000, such amount determined by adding $559,000 to the difference between $210,000 and $175,000. If a payment contemplated by this section D.1 is effected by Levin, pursuant to the procedures set forth in D.2 below, all repayment obligations from Levin to Cayre in respect of the TPEG Reduction Amount shall be deemed satisfied in full.

         D.2 The intent to exercise the option referred to in D.1 above must be made in writing on or before November 15, 1998 and it is subject to the IPO being effectuated prior to such date. The closing for the share repurchase so provided shall be within five business days from the date of the notice.



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         If the terms of this Letter Agreement are acceptable to you, please so indicate by signing the enclosed copy of this Letter Agreement at the appropriate place below and returning it to the attention of the undersigned.

                                            Very truly yours,

                                            /s/ JOSEPH J. CAYRE

                                            Joseph J. Cayre

Agreed and Accepted as of
this 16 day of July, 1998

DREW S. LEVIN:

/s/ DREW S. LEVIN
---------------------------------
Drew S. Levin

TEAM COMMUNICATIONS GROUP, INC.


By:  /s/ DREW S. LEVIN
   ------------------------------

Title:  President
      ---------------------------

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                                   SCHEDULE 1


                            TEAM ENTERTAINMENT GROUP
                             PRINCIPAL SHAREHOLDERS


                                                        Shares
                                                      ---------
                Drew Levin                              484,964
                Total Recall Investors                   53,423
                Affida Bank/Bank Leu                     79,037
                Wolfson Family Ltd. PS                    8,544
                Eli Levitin                                 854
                Joseph Cayre                            214,874
                Wolfson Related Entities                249,488
                Joe Farber                                1,923
                Chana Sasha Foundation                   14,098
                Bruce Vann                                4,273
                Bristol Capitol                           2,777
                Bud Burrell                              17,089
                                                      ---------
                                                      1,131,344
                                                      =========



                                   Schedule 1

                                                                    SCHEDULE 2

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth, as of June 1, 1998, as adjusted to reflect the sale of the shares of Common Stock offered hereby and the conversion of the Conversion Note, the ownership of the Common Stock by: (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                                                 Percentage Beneficially Owned
  Name and Address                               Number        ---------------------------------
Of Beneficial Owner(1)                         Of Shares(2)    Before Offering    After Offering
----------------------                         ------------    ---------------    --------------
Drew S. Levin(3).............................     684,123           48.4%              23.5%
Joe Cayre(4).................................     263,617           19.1%               9.2%
Wolfson Family Limited Partnership(5)........     131,283            9.9%               4.6%
Aaron Wolfson(6).............................     108,642            8.1%               3.8%
Abraham Wolfson(7)...........................     102,233            7.7%               3.6%
Affida Bank(8)...............................      82,305            6.2%               2.9%
Bruce P. Vann(9).............................      14,273            1.1%                *
Paul Yamamoto(10)............................      20,000            1.5%               1  %
All officers and directors as a group (six
  persons, including nominee directors)......     742,146           51  %              25  %

_________________
* Less than 1%

 (1) Address is c/o Team Communications Group, Inc., 12300 Wilshire Boulevard, Suite 400, Los Angeles, California 90025.
 (2) Gives effect to the anti-dilution provisions of the sale of 2.5% of the Company's Common Stock from Mr. Drew Levin to Mr. Morris Wolfson, Mr. Abraham Wolfson, Mr. Aaron Wolfson and Wedmore Corporation N.V. and the conversion of the Conversion Note computed on a fully diluted basis.
 (3) Includes 249,488 shares which Mr. Cayre has agreed to transfer to Mr.
     Levin pursuant to Mr. Levin's arrangements with Mr. Cayre. Mr. Levin has pledged his shares and his options to Mr. Cayre pursuant to Mr. Cayre's loan transaction with the Company. Includes options to acquire 85,000 shares of Common Stock which the Company has agreed to grant to Mr.
     Levin concurrently with the execution of his new Employment Agreement.
     See "Certain Transactions" and "Employment Agreements."
 (4) Includes options, which are exercisable upon the closing of the Offering, to purchase 48,743 shares of the Company's Common Stock at an exercise price of $0.43 per share. Mr. Cayre has granted the Underwriters a 45-day option to purchase up to 30,000 additional shares to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, Mr. Cayre will own 7.6% of the outstanding shares of Common Stock of the Company after the Offering.
 (5) Includes 59,966 shares to be issued upon conversion of certain convertible debt upon the closing of the Offering. Does not include 210,875 shares owned by Abraham and Aaron Wolfson, Mr. Morris Wolfson's brothers, of which Morris Wolfson disclaims beneficial ownership. Includes 20,506 shares owned by Chana Sasha Foundation, of which Mr. Wolfson is the President.
 (6) Includes 59,966 shares to be issued upon conversion of certain convertible debt upon the closing of the Offering. Does not include 213,010 shares owned by Morris or Abraham Wolfson, Aaron Wolfson's brothers, of which Aaron Wolfson disclaims beneficial ownership.
 (7) Includes 59,966 shares to be issued upon conversion of certain convertible debt upon the closing of the Offering. Does not include 219,419 shares owned by Morris or Aaron Wolfson, Abraham Wolfson's brothers, of which Abraham Wolfson disclaims beneficial ownership.
 (8) Includes options to purchase 3,268 shares of Common Stock at an exercise price of $0.43 per share, which are exercisable upon the closing of the Offering.
 (9) Includes options to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share, which are exercisable upon the closing of the Offering.
(10) Includes options to purchase 20,000 shares of Common Stock at an exercise price of $1.00 per share, which are exercisable upon the closing of the Offering.


                                   Schedule 2